Ex. 28(h)(3)

                              FEE WAIVER AGREEMENT

      This Fee Waiver Agreement (the "Agreement") is made as of the 1st day of March, 2010 between Copley Fund, Inc., a Nevada corporation (the "Fund") and Copley Financial Services Corp., a Massachusetts corporation (the "Adviser").

      WHEREAS, the Adviser has entered into an Investment Advisory Agreement with the Fund dated May 19, 1994 (the "Advisory Agreement"), pursuant to which the Adviser provides investment advisory services to the Fund, and for which it is compensated based on the average daily net assets of the Fund; and

      WHEREAS, the Fund and the Adviser have determined that it is appropriate and in the best interests of the Fund and its shareholders to have the Adviser waive a portion of its fee due under the Advisory Agreement as set forth below.

      NOW, THEREFORE, the parties hereto agree as follows:

      1. Fee Waiver by the Adviser. The Adviser agrees to waive a portion of its fee in the amount of $60,000 per year, such waiver being non-recoverable.

      2. Assignment. No assignment of this Agreement shall be made by the Adviser without the prior consent of the Fund.

      3. Duration and Termination. This Agreement shall be effective for the period from March 1, 2012 through February 28, 2012, and shall continue in effect from year to year thereafter only upon mutual agreement of the Fund and the Adviser. This Agreement shall automatically terminate upon the termination of the Advisory Agreement.

      IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first-above written,

COPLEY FUND, INC                           COPLEY FINANCIAL SERVICES CORP.

By:    /s/ Irving Levine                   By:    /s/ Irving Levine
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Name:  Irving Levine                       Name:  Irving Levine
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Title: CEO                                 Title: CEO
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